Ex. 10.22

APRICUS BIOSCIENCES, INC.
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (the “Agreement”) is dated as of December 20, 2016 (the “Effective Date”), by and between Neil Morton (“Employee”) and Apricus Biosciences, Inc., a Nevada corporation (“Apricus,” and collectively with its subsidiaries, the “Company”).
RECITALS
A.    Employee and Apricus entered into the Amended and Restated Employment Agreement, dated as of April 25, 2016 (the “Original Agreement”).

B.    The Board of Directors of Apricus (the “Board”) believes it is in the best interests of the Company and its shareholders to retain Employee and provide incentives to Employee to serve the Company as set forth herein.

C.    The Board further believes that it is necessary to provide Employee with certain benefits upon certain terminations of Employee’s employment, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain employed with the Company, notwithstanding the possibility of a Change in Control.

D.    To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

It is therefore agreed as follows:
1.At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. This “at-will” nature of Employee’s employment shall remain unchanged during Employee’s tenure as an employee and may not be changed, except in an express writing signed by Employee and a duly authorized officer of the Company. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law.

2.Duties. Employee shall be employed by the Company as Senior Vice President, Chief Business Officer of the Company, and, as such, Employee shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board or the Chief Executive Officer of Apricus (“CEO”). While employed by the Company, Employee shall not, without the prior consent of the CEO, (i) render to others services of any kind for compensation or engage in any other business activity that would materially interfere with the performance of Employee’s duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. Employee shall not invest in any company or business that competes in any manner with the Company; provided that, Employee may, without violating this section, own as a passive investment, shares of capital stock of a publicly-traded corporation that engages in competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are beneficially owned (directly or indirectly) by Employee represents less than one percent of the total number of shares of such corporation’s outstanding capital stock, and (iii) Employee is not otherwise associated directly or indirectly with such corporation or with any affiliated of such corporation. Employee may also participate freely in the affairs of any recognized charitable organizations, non-profit or in any community affairs of Employee’s choice. Employee shall be subject to and comply with the policies and procedures generally applicable to employees of the Company to the extent the same are not inconsistent with any term of this Agreement.

3.Compensation. As compensation for the services to be rendered by Employee to the Company pursuant to this Agreement, Employee shall be paid the following compensation and other benefits, which compensation and benefits may be paid or provided by Apricus or NexMed (U.S.A.), Inc., Apricus’ wholly-owned subsidiary.

(a)Salary. The Company shall pay Employee a salary at an initial rate of $275,000.00 per annum, which may be adjusted by the Compensation Committee of the Board from time to time (the “Annual Salary”), and shall be paid in accordance with the customary payroll practices of the Company applicable to employees.

(b)Bonus.     For each fiscal year completed during the term hereof, Employee shall be eligible to participate in any annual bonus plan provided by the Company for its employees generally, as in effect from time to time. Employee’s annual target bonus shall be 40% of the Annual Salary (the “Target Bonus”), with the actual amount of the bonus, if any, to be determined by the Board or the Compensation Committee in accordance with the terms of the bonus plan. Employee shall be required to be employed with the Company on the date that bonuses are paid in order to be entitled to receive such payment.

(c)Benefits. During the term hereof, Employee shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any of its subsidiaries, in any and all of the following plans, programs, and policies in effect at the time, subject to the terms and conditions of such plans, programs and policies: (i) pension, profit sharing, savings, and other retirement plans and programs, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs, (iii) stock option and stock purchase plans and programs, (iv) accidental death and dismemberment protection plans and programs, (v) travel accident insurance plans and programs, (vi) vacation policy (Employee shall accrue paid vacation per calendar year based on seniority in accordance with Company’s policies), and (vii) other plans and programs sponsored by the Company or any subsidiary for employees generally, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs. Nothing in this Agreement shall preclude the Company or any of its subsidiaries or affiliates from terminating or amending any employee benefit plan, program or policy from time to time after the date of this Agreement.

(d)Expenses. The Company shall pay or reimburse Employee for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Employee during the term of employment in the performance of Employee’s services under this Agreement; provided that Employee submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Company, no later than thirty (30) days after such expenses have been so incurred or as otherwise provided in accordance with the standard practices of the Company.

4.Benefits Upon Termination of Employment.

(a)Severance Upon Involuntary Termination. In the event that Employee suffers an Involuntary Termination, and subject to the limitations set forth in Section 6, then in addition to any accrued but unpaid Annual Salary, including Annual Salary in respect of any accrued and accumulated but unpaid vacation, due to Employee at the date of such termination, Employee will be entitled to receive severance benefits as follows: (i) the Company shall pay to Employee in one lump sum an amount equal to (A) twelve (12) months of Employee’s Annual Salary that Employee was receiving immediately prior to the Involuntary Termination; plus (B) any accrued but unpaid bonus for the calendar year preceding Employee’s termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Employee be employed on the date the bonus is to be paid) (as determined by the Compensation Committee of the Board in its discretion); plus (C) 100% of the Employee’s Target Bonus for the year in which the date of Employee’s Involuntary Termination occurs; (ii) full acceleration of the vesting of all equity awards held by Employee at the time of the Involuntary Termination, including any options, restricted stock, restricted stock units or other awards; and (iii) reimbursement for the cost of continuation of health insurance benefits provided to Employee immediately prior to the Involuntary Termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earliest to occur of (A) twelve (12) months following the Involuntary Termination, (B) the date Employee becomes eligible for coverage under health and/or dental plans of another employer, or (C) the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law (the “COBRA Coverage Period”). If any of the Company’s health benefits are self-funded as of the date of Employee’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the reimbursements as set forth in clause (iii) above, the Company shall instead pay to Employee the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Subject to Section 6(c), the amounts payable pursuant to clause (i) above shall be payable in a lump sum within five (5) days following the date Employee's Release becomes effective and irrevocable.

(b)Disability or Death.  If Employee should suffer a Permanent Disability, the Company may terminate Employee’s employment hereunder upon ten (10) or more days’ prior written notice to Employee.  If Employee should pass away during the term of this Agreement, Employee’s employment shall be deemed terminated on Employee’s date of death.  For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred only when Employee has qualified for benefits (including satisfaction of any applicable waiting period) under the Company’s or a subsidiary’s long-term disability insurance arrangement.  In the event of the termination of Employee’s employment hereunder by reason of Permanent Disability or death, the Employment Term shall end on the day of such termination and the Company shall pay, no later than the first payroll date following Employee’s termination, to Employee or Employee’s legal representative (in the event of Permanent Disability), or any beneficiary or beneficiaries designated by Employee to the Company in writing, or to Employee’s estate if no such beneficiary has been so designated (in the event of Employee’s death), a single lump sum payment of: (i) any accrued but unpaid Annual Salary, including Annual Salary in respect of any accrued and accumulated but unpaid vacation, due to Employee at the date of such termination; and (ii) any amounts owing, but not yet paid, pursuant to Section 3(d) hereof. In addition, upon a termination under this Section 4(b): (1) Employee shall receive a pro rata bonus for the calendar year in which such termination occurs, equal to Employee's Target Bonus for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is three hundred sixty-five (365); (2) Employee shall receive any accrued but unpaid bonus for the calendar year preceding Employee’s termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Employee be employed on the date the bonus is to be paid) (as determined by the Compensation Committee of the Board in its discretion); and (3) all of Employee’s outstanding but unvested equity awards shall vest immediately and the expiration date for all of Employee’s unvested stock option awards shall be extended so that they expire one year after the date of Employee’s termination under this Section 4(b).  Subject to Section 6(c), the amounts payable pursuant to clauses (1) and (2) above shall be paid within five (5) days following the date Employee’s Release becomes effective and irrevocable (or, in the event of Employee’s death, within five (5) days following the date of Employee’s death).

(c)Severance Upon a Change in Control. In the event that Employee suffers an Involuntary Termination within the 12-month period following the effective date of a Change in Control, then in addition to all accrued but unpaid Annual Salary, including Annual Salary in respect of any accrued and accumulated but unpaid vacation, due to Employee at the date of Employee’s termination of employment, Employee will be entitled to receive severance benefits as follows: (i) the Company shall pay to Employee in one lump sum an amount equal to the greater of (A) eighteen (18) months of Employee’s Annual Salary that Employee was receiving immediately prior to the Involuntary Termination or (B) eighteen (18) months of Employee’s Annual Salary that Employee was receiving immediately prior to the Change in Control; (ii) the Company shall pay to Employee in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding Employee’s termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Employee be employed on the date the bonus is to be paid) (as determined by the Compensation Committee of the Board in its discretion), plus (B) 100% of the Employee’s Target Bonus for the year in which the date of Employee’s Involuntary Termination occurs; (iii) full acceleration of the vesting of all equity awards held by Employee at the time of the Involuntary Termination, including any options, restricted stock, restricted stock units or other awards; and (iv) reimbursement for the cost of continuation of health insurance benefits provided to Employee immediately prior to the Involuntary Termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of eighteen (18) months following the Involuntary Termination or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law (the “Change in Control COBRA Coverage Period”). If any of the Company’s health benefits are self-funded as of the date of Employee’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the reimbursements as set forth in clause (iv) above, the Company shall instead pay to Employee the foregoing monthly amount as a taxable monthly payment for the Change in Control COBRA Coverage Period (or any remaining portion thereof). The amounts payable pursuant to clauses (i) and (ii) above shall be payable in a lump sum within five (5) days following the date Employee’s Release becomes effective and irrevocable.

(d)Termination for Cause. Notwithstanding any other provision of this Agreement, if Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits or any continuation or acceleration of stock award vesting and all of Employee’s stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. Employee will receive payment(s) for all accrued but unpaid Annual Salary, including Annual Salary in respect of any accrued and accumulated but unpaid vacation, due to Employee at the date of such termination.

(e)Voluntary Resignation. If Employee voluntarily resigns from the Company under circumstances which do not constitute an Involuntary Termination, then Employee shall not be entitled to receive payment of any severance benefits, or option acceleration, or relinquishment of forfeiture and transfer restrictions. Employee will receive payment(s) for all accrued but unpaid Annual Salary, including Annual

Salary in respect of any accrued and accumulated but unpaid vacation, due to Employee at the date of such termination.

5.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)“Cause” means any of the following: (i) Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or affiliate documents or records; (ii) Employee’s material failure to abide by a Company’s or affiliate’s code of conduct or other policies (including without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an affiliate (including, without limitation, Employee’s improper use or disclosure of confidential or proprietary information); (iv) any intentional act by Employee which has a material detrimental effect on the Company or an affiliate’s reputation or business; (v)  Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an affiliate (including, without limitation, habitual absence from work for reasons other than illness), and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by Employee of any employment or service agreement between Employee and the Company or an affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs Employee’s ability to perform his duties with the Company or an affiliate.

(b)“Change in Control” means the occurrence of any of the following:

(i)
an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the shareholders of Apricus immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of Apricus’ voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of Apricus or such surviving entity immediately outstanding after the Transaction, or, in the case of an Ownership Change Event the entity to which the assets of Apricus were transferred (the “Transferee”), as the case may be; or

(ii)	the liquidation or dissolution of Apricus.

For purposes of Section 5(b)(i), indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Apricus or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities in Apricus or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. The Board may also, but need not, specify that other transactions or events constitute a Change in Control.
(c)“Involuntary Termination” shall include (i) any termination of Employee’s employment by the Company (other than for Cause and other than as a result of Employee’s death or Permanent Disability) or (ii) Employee’s voluntary termination within sixty (60) days following the occurrence of any of the following events without Employee’s written consent: (i) a material reduction or material change in job duties, responsibilities, authority and requirements inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements or a material negative change in Employee’s reporting relationship (in each case, excluding any changes as a result of the loss of any interim or temporary roles within the Company); (ii) a material reduction of Employee’s base compensation (other than in connection with a general decrease in base salaries for most officers of the Company or successor corporation); or (iii) Employee’s refusal to relocate to a facility or location more than fifty (50) miles from the Company’s current location, provided that Employee will not resign due to such change, reduction or relocation without first providing the Company with written notice of the event or events constituting the grounds for Employee’s voluntary resignation within thirty (30) days of the initial existence of such grounds and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(d)“Ownership Change Event” means the occurrence of any of the following with respect to Apricus: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of Apricus of more than fifty percent (50%) percent of the outstanding voting stock of Apricus; (ii) a merger or consolidation in which Apricus is a party, other than a change of domicile; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of Apricus.

6.Limitation and Conditions on Payments.

(a)Parachute Payments. In the event that the severance and other benefits provided for in this Agreement to Employee: (i) constitute “parachute payments” within the meaning of Section 280G of the Code; and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Section 4 shall be payable either:

(i)	in full; or

(ii)
as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under Section 4, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 6 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in severance benefits required by this Section 6 shall occur in a manner necessary to provide Employee with the greatest economic benefit. If more than one manner of reduction of severance benefits is necessary to arrive at the reduced amount yields the greatest economic benefit to Employee, the payments and benefits shall be reduced pro rata.

(b)Release Prior to Receipt of Benefits. Prior to the receipt of any benefits under Sections 4(a), 4(b) (in the event of a termination of Employee’s employment by reason of Permanent Disability) or 4(c) of this Agreement, Employee (or, in the event of Employee's incapacity due to Permanent Disability, his legal representative) shall execute, and allow to become effective, a release of claims agreement in the form attached hereto as Exhibit A (the “Release”) not later than fifty-two (52) days following Employee’s employment termination. In no event will the Company have any obligation to pay any severance benefits under Sections 4(a), 4(b) (in the event of a termination of Employee’s employment by reason of Permanent Disability) or 4(c) of this Agreement be provided to Employee until the Release becomes effective. In the event the Release does not become effective within fifty-two (52) days following Employee’s employment termination, the Company shall not have any obligation to pay to Employee any severance benefits under Sections 4(a), 4(b) (in the event of a termination of Employee’s employment by reason of Permanent Disability) or 4(c).

(c)Section 409A. All severance payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, subject to Employee’s compliance with Section 6(b) and the other provisions of this Section 6(c), any amount payable under Section 4 that is deemed deferred compensation subject to Section 409A of the Code shall be paid on the sixtieth (60th) day following Employee’s “separation from service.” Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 401A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation of service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 6(c) shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that none of the severance payments and benefits to be provided hereunder will be subject to Section 409A of the Code and any ambiguities herein will be interpreted to be so exempt or, if not so exempt, to comply with Section 409A of the Code. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C). Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Employee’s shall not affect the amount eligible for reimbursement or in-

kind benefits payable in any other taxable year of Employee's, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

7.Proprietary Information and Inventions Agreement. Employee has executed and agrees to abide by the terms of the Company’s form of Proprietary Information and Inventions Agreement, which shall survive termination of Employee’s employment with the Company and the termination of this Agreement.

8.Conflicts. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of Employee’s own free will and that Employee has not been solicited as an employee in any way by the Company.

9.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

11.Miscellaneous Provisions.

(a)No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement. This Agreement replaces the Original Agreement in its entirety. Other than any indemnification agreement entered into between the Company and Employee in connection with Employee’s employment, any outstanding stock option or other equity compensation award agreements and the Proprietary Information and Inventions Agreement executed by Employee, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the Effective Date, including any offer letter between Employee and the Company, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e)Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or the termination thereof or this Agreement shall be settled by final and binding arbitration in the County of San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the parties agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Employee’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of the termination of my employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 11(f) is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under the Agreement or relating to my employment or the termination thereof; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This paragraph shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both the Company and Employee expressly waive their right to a jury trial.

(g)Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement. Notwithstanding the foregoing, in the event of any dispute arising under or relating to this Agreement, the arbitrator or court may, but shall not be required to, award the prevailing party its fees and expenses, including reasonable attorneys’ fees.

(h)No Assignment of Benefits. The rights of Employee to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 11(h) shall be void. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(i)Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j)Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee.

(k)Non-Disparagement. Upon any termination of employment or service, Employee agrees that he/she will not, directly or indirectly through affiliates or associates, make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives, consultants, contractors or agents. Additionally, the Company agrees that the Board and the Company’s executive officers will not make (or direct the Company to make) any written or oral communications that could reasonably be considered to be disparaging of Employee in any respect. Nothing in this Section shall preclude Employee or any representative of the Company from testifying truthfully in any deposition or judicial or administrative proceeding. Moreover, nothing in this Section applies to communications to Employee’s immediate family or communications by Employee or representatives of the Company to their respective attorneys, or to pleadings or other documents in any proceeding to enforce this Agreement or between Employee and the Company.

(l)Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(m)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(n)Whistleblower Provision. Nothing herein is intended to or shall prevent Employee from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

[Signature page follows]

The parties have executed this Agreement on the date first written above.

APRICUS BIOSCIENCES, INC.

By: /s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer & Secretary

EMPLOYEE

Signature: /s/ Neil Morton
Print Name: Neil Morton

Exhibit A
FORM OF RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance benefits to be provided me in connection with the involuntary termination of my employment, as set forth in Section 4[insert relevant subsection] of the Second Amended and Restated Employment Agreement between me and Apricus Biosciences, Inc. (the “Company”), dated December 20, 2016 (the “Agreement”), which are conditioned on my signing this Release of Claims and not revoking this Release of Claims as provided below, and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns and all others connected with any of them (all of the foregoing, the “Company Released Parties”), both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, resulting from, arising out of or connected with my employment by or service to the Company or any of its subsidiaries or other affiliates or the termination of that employment or service or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (the “ADEA Claims”), Employee Retirement Income Security Act, the Americans with Disabilities Act, and the wage and hour, wage payment, and fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, as well as under any other statutes or common law principles of similar effect, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of such Claim or Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement based on the Company’s executory obligations under the Agreement after the effective date of this Release of Claim; (ii) any right of indemnification or contribution that I have pursuant to the articles of incorporation or by-laws of the Company, (iii) all rights to any outstanding options, restricted stock, restricted stock units or other awards to the extent vested and exercisable pursuant to the terms of the awards and the plans under which they were granted as of the termination of my employment; (iv) any right which cannot be waived by operation of law, including claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims for workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the Company or any claims pursuant to the terms and conditions of the federal law known as COBRA or any comparable state law, including Cal-COBRA; and (v) my right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that I do release my right to secure any damages for alleged discriminatory treatment.

I hereby represent, warrant and agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company, its subsidiaries and other affiliates, or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Company’s provision to me of the severance benefits in accordance with the terms and conditions set forth in Section 4(a) of the Agreement, no further compensation of any kind shall be due to me from the Company or any of the other Company Released Parties as a result of my employment now ended. Without limiting the generality of the foregoing, I specifically acknowledge and agree that I have been paid in full all base salary, bonus compensation and pay for unused vacation due to me and that I have been reimbursed for all business expenses I incurred in the performance of my duties for the Company and the other Company Released Parties.

Effective as of the date of my termination of employment, I hereby confirm my resignation from all officer positions I hold or previously held with the Company or any subsidiary. I further agree that I will execute any additional documents that the Company may reasonably request in connection with the foregoing.

I understand that I must immediately return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Company, its subsidiaries and other affiliates and all keys, access cards, credit cards, computer hardware and software, telephones and other property of the Company, its subsidiaries and other affiliates and any copies thereof in my possession or control.

I have previously entered into the Company’s standard proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”). I agree to continue to perform my obligations thereunder.

Nothing in this Release of Claims shall be deemed to restrict my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

This Release of Claims creates legally binding obligations and I acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to [twenty-one (21)][forty-five (45)] Forty-five days to be included in the event of a group termination. days from the date I receive it, provided that I sign and return it to the Company no later than the [twenty-first (21st)][forty-fifth (45th)] day after such receipt. I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims knowingly, voluntarily and with a full understanding of its terms. I represent and acknowledge that if I am executing this Release of Claims before the foregoing period has elapsed, I do so knowingly, voluntarily and upon the advice of and with the approval of my legal counsel (if any), and I voluntarily waive any remaining portion of the consideration period. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth in writing expressly in the Agreement or this Release of Claims.

I understand that I may revoke this Release of Claims solely with respect to any potential ADEA Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o the Chief Executive Officer and that this Release of Claims will take full effect on the eighth calendar day after my signing and only if I have not revoked it during the preceding seven-day revocation period. Notwithstanding my election to revoke with respect to any potential ADEA Claims, I acknowledge that all other terms of this Release of Claims shall remain in full force and effect. I further acknowledge that I shall not be entitled to any payments under Section 4[insert relevant subsection] of the Agreement unless this Release of Claims is executed and becomes effective not later than [thirty (30)][fifty-two (52)] days following the date of my termination of employment.

[I acknowledge that I have been provided with a notice, as required by the Older Workers Benefit Protection Act of 1990, that contains information about the job titles and ages of all individuals eligible or selected to receive the severance package and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the severance package. (See Attachment 1.)] To be included in the event of a group termination.

This Release of Claims, the Agreement and the Proprietary Information and Inventions Agreement constitute the entire agreement of the Company and me in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release of Claims may be amended or modified only with my written consent and the written consent of an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

The validity, interpretation, construction and performance of this Release of Claims shall be governed by the laws of the State of California without reference to conflict of laws provisions.

If any term or provision of this Release of Claims or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Release of Claims or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

This Release of Claims may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Any dispute, claim or controversy based on, arising out of or relating to my employment or the termination thereof or the Agreement shall be settled by final and binding arbitration in the County of San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the parties agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of my taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of the termination of my employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under the Agreement or relating to my employment or the termination thereof; provided, however, that I shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that I shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This paragraph shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both the Company and I expressly waive our right to a jury trial.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:
Name: Neil Morton

Date Signed:

Acknowledged and Agreed:

APRICUS BIOSCIENCES, INC.

Signature:
Name:
Title:
Date Signed: